                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for use of the Commission only (as permitted by Rule 14a-
      6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Materials Pursuant to Section 240.l4a-11(c) or Section 240.l4a-
      12


                                  Micrografx, Inc.
                    ------------------------------------------------
                    (Name of Registrant as Specified in Its Charter)

                                  Not Applicable
                    ------------------------------------------------
             (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                               MICROGRAFX, INC.
                             1303 E. ARAPAHO ROAD
                            RICHARDSON, TEXAS 75081

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 4, 1997

To the Shareholders of
Micrografx, Inc.:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Micrografx, Inc. (the "Company") will be held at the Omni Richardson Hotel, 701
E. Campbell Road, Richardson, Texas 75081, on the 4th day of November, 1997, at 10:00 a.m. (local time) for the following purposes:

1. To elect five (5) directors to hold office until the next annual election of directors by shareholders or until their respective successors shall have been duly elected and shall have qualified;

2. To consider and act upon a proposal to approve an amendment to the Company's 1995 Incentive and Nonstatutory Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock authorized and reserved for issuance upon exercise of options granted under the Option Plan from 1,500,000 shares to 2,600,000 shares;

3. To consider and act upon a proposal to approve an amendment to the Company's Employee Stock Purchase Plan in order to increase the number of shares of Common Stock authorized for issuance under such plan from 800,000 to 1,300,000 shares;

4. To consider and act upon a proposal to approve amendments to the Company's 1995 Director Stock Option Plan (the "1995 Director Plan") to (i) increase the number of shares of Common Stock authorized and reserved for issuance upon exercise of options granted under the 1995 Director Plan from 300,000 shares to 600,000 shares; (ii) increase the number of shares subject to options annually granted under the 1995 Director Stock Option Plan to the Company's non-employee directors from 7,500 to 10,000 option shares; (iii) afford each non-employee director the right to elect to receive stock options under the 1995 Director Plan in lieu of cash directors' fees; and
     (iv) provide for the immediate vesting of all unexercisable options granted under the 1995 Director Plan upon the occurrence of certain events resulting in a change in control of the Company;

5. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending June 30, 1998; and

6. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on September 12, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of, and to vote at, such meeting or any adjournments thereof. Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at such meeting. The stock transfer books will be available for inspection at the meeting.

     You are cordially invited to the meeting; however, regardless of whether you expect to attend the meeting in person, you are urged to promptly sign, date and mail the enclosed form of proxy so that your shares of stock may be represented and voted at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request such return in the manner provided for revocation of proxies on the initial page of the enclosed Proxy Statement.

                              By Order of the Board of Directors



                              R. Edwin Pearce
                              Secretary

September 24, 1997

                               MICROGRAFX, INC.
                             1303 E. ARAPAHO ROAD
                            RICHARDSON, TEXAS 75081

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 4, 1997

                   SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Micrografx, Inc., a Texas corporation (the "Company" or "Micrografx"), to be voted at the 1997 Annual Meeting of Shareholders of Micrografx to be held on November 4, 1997 (the "Annual Meeting"), at the time and place, and for the purposes, set forth in the accompanying Notice of Annual Meeting, and at any adjournment(s) of that meeting. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN AND IN FAVOR OF THE OTHER PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE MEETING.

     Each shareholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to its exercise either in person at the Annual Meeting or by giving written notice to the Company addressed as follows:
1303 E. Arapaho Road, Richardson, Texas 75081, Attention: Chairman of the Board. No revocation by written notice shall be effective unless and until such notice has been received by the Chairman of the Board of the Company prior to the day of the Annual Meeting or by the inspector(s) of elections at the Annual Meeting.

     The principal executive offices of the Company are located at 1303 E. Arapaho Road, Richardson, Texas 75081.

     This Proxy Statement and accompanying form of proxy are being mailed to the Company's shareholders on or about September 24, 1997. The Company's Annual Report to Shareholders covering the Company's fiscal year ended June 30, 1997, is being mailed to shareholders together with this Proxy Statement but does not form any part of the materials for solicitation of proxies.

     In addition to the solicitation of proxies by use of the mail and through this Proxy Statement, directors, officers and regular employees of the Company may solicit the return of proxies, either by mail, personal contact, telephone, telecopy or telegraph. Officers and employees of the Company will not be additionally compensated for their solicitation efforts but will be reimbursed for any out-of-pocket expenses incurred. The Company has also retained Corporate Investor Communications, Inc. to assist the Company in the solicitation of proxies from shareholders and will pay such firm a fee of $3,750 for its services and will reimburse such firm for any of its out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with shares registered in their names, to forward solicitation materials to the beneficial owners of such shares.

     All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will be asked to consider and act upon the following matters:

1. The election of five (5) directors to hold office until the next annual election of directors by shareholders or until their respective successors shall have been duly elected and shall have qualified;

2. A proposal to approve amendments to the Company's 1995 Incentive and Nonstatutory Stock Option Plan to increase the number of shares of Common Stock authorized and reserved for issuance upon exercise of options granted under the Option Plan from 1,500,000 shares to 2,600,000 shares;

3. A proposal to approve an amendment to the Company's Employee Stock Purchase Plan in order to increase the number of shares of Common Stock authorized for issuance under such plan from 800,000 to 1,300,000 shares;

4. A proposal to approve amendments to the Company's 1995 Director Stock Option Plan (the "1995 Director Plan") to (i) increase the number of shares of Common Stock authorized and reserved for issuance upon exercise of options granted under the 1995 Director Plan from 300,000 shares to 600,000 shares; (ii) increase the number of shares subject to options annually granted under the 1995 Director Plan to the Company's non-employee directors from 7,500 to 10,000 option shares; (iii) afford each non-employee director the right to elect to receive stock options under the 1995 Director Plan in lieu of cash directors' fees; and (iv) provide for the immediate vesting of all unexercisable options granted under the 1995 Director Plan upon the occurrence of certain events resulting in a change in control of the Company;

5. The ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending June 30, 1998; and

6. The transacting of any and all other business that may properly come before the meeting or any adjournment(s) thereof.


                               QUORUM AND VOTING

     The identity of shareholders entitled to receive notice of and to vote at the Annual Meeting and the number of votes allotted to each shareholder were determined as of the close of business on September 12, 1997 (the "Record Date"). On the Record Date, there were issued and outstanding 10,950,143 shares of common stock, par value $.01 per share (the "Common Stock").

     Each shareholder as of the Record Date will be entitled to one vote per share of Common Stock held on each matter acted upon at the meeting. Neither the Articles of Incorporation nor the Bylaws of the Company provide for cumulative voting rights. The presence, in person or by proxy, of the holders of at least a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business at the Annual Meeting. Abstentions may be specified on all matters proposed, other than the election of directors. Abstentions and broker non-votes will be considered present at the meeting and will be counted towards determining whether a quorum is present. A broker non-vote occurs where a registered broker holding customer securities in street name has not received voting instructions from the beneficial owner regarding any "non-routine" matter as so designated by that broker's self-regulatory organization.

     Assuming the presence of a quorum, (i) the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the meeting is required for the election of the directors; and (ii) the affirmative vote of the holders of at least a majority of the shares of Common Stock voting in person or by proxy at the Annual Meeting is required for the approval of all other matters. Abstentions on a particular matter (other than the election of directors) will not be counted as votes cast in the affirmative and will therefore have the same effect as a vote against a particular matter because each proposal (other than the election of directors) requires the affirmative vote of a majority of the shares voting at the meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes will have no impact on the outcome of the voting on the election of directors or any other proposal.

                             ELECTION OF DIRECTORS
                                   (ITEM 1)

     The Bylaws of the Company provide that the Board of Directors shall be composed of not less than five but not more than nine directors. Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the offices of directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors shall have been duly elected and shall have qualified. Each of the nominees is presently a director of the Company.

                                         SERVED AS             PRESENT OFFICE(S)
     NOMINEE                      AGE    DIRECTOR SINCE        HELD IN MICROGRAFX
     -------                      ---    --------------        ------------------
Russell E. Hogg.................   69         1997             Chairman of the Board of Directors
Sunnygables, 2 Salisbury Place
South Nyack, NY  10960

Douglas Richard.................   39         1997             President and Chief  Executive Officer
1303 E. Arapaho Road
Richardson, Texas  75081

Seymour Merrin..................   66         1990             Director
2275 E. Bayshore Road
Palo Alto, California 94303

Robert Kamerschen...............   61         1993             Director
One Univac Lane
Windsor, CT 06095-2668

Eugene P. Beard.................   62         1993             Director
1271 Avenue of the Americas
New York, NY 10020

     The following is a brief account of the business experience, during the past five years, of each nominee for director of the Company.

     Russell Hogg joined the Board and was elected Chairman in June 1997. Since 1989, he has served as Chairman and Chief Executive Officer of Hogg International Associates, a global financial service company located in Nyack, New York. From 1980 to 1989, Mr. Hogg was the Chief Executive Officer for MasterCard International, Inc. Presently, Mr. Hogg is a consultant to the National BlueCross Blue Shield board and is one of three outside voting members of the Board's key committee. He currently serves as the Chairman of the Institute for International Sport, sponsor in 1993 of the inaugural World Scholar-Athlete Games. He has previously served as a board member for numerous philanthropic and governmental organizations and corporations, including Reichold Chemical Company.

     Douglas Richard is the President and Chief Executive Officer of the Company, having been elected to such office in February 1997. From April 1996 to February 1997, Mr. Richard served as the Vice President, Marketing, and Executive Vice President of the Company. Prior to joining the Company, Mr. Richard served as President, and was the founder, of Visual Software, Inc., a developer and marketer of three dimensional computer software for personal computers, from the company's inception in 1991 until its acquisition by the Company in April 1996. Prior to that, Mr. Richard was the founder in 1985 and president of ITAL Computers, the largest CAD systems integrator in California at that time.

     Seymour Merrin has been a director of the Company since February 1990. Since 1988, he has served as president of Merrin Information Services, Inc., an information service that provides information and consulting to retail computer software businesses.

     Robert Kamerschen has been a director of the Company since April 1993. He has served as Chairman (since January 1989), Chief Executive Officer and a director of ADVO, Inc., a company principally involved in direct mail advertising, since November 1988. He is also a director of MECA Software, Inc. and Cognizant, Inc.

     Eugene P. Beard has been a director of the Company since July 1993. He has served as a director (since 1982) and as Vice Chairman of Finance and Operations (since September 1995) of The Interpublic Group of Companies, Inc., the world's largest organization of global advertising and marketing companies, with which he has been associated since 1980. He is also a director of All American Communications and Brown Brothers 59 Wall Street Fund.

     As of June 30, 1997, (i) there were no family relationships between any of the officers and directors of the Company and (ii) there were no agreements whereby any shareholder or group of shareholders is entitled to representation on the Board of Directors of the Company.

     The Board of Directors does not contemplate that any of the nominees for director named above will refuse or be unable to accept election as a director of the Company, or be unable to serve as director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed in the proxy to do otherwise.

     The Board of Directors has a standing Audit Committee chaired by Eugene P. Beard. During the fiscal year ended June 30, 1997, the Audit Committee was composed of Messrs. Beard, Robert Kamerschen and Robert S. Miller. Mr. Hogg joined the Audit Committee in conjunction with his election as Chairman of the Board in June 1997. The Audit Committee is responsible for consulting with the independent public accountants for the Company with regard to the adequacy of internal controls and the plan of audit, as well as reviewing the audit report and management letter and matters concerning financial reporting, accounting and audit procedures and policies generally. The Audit Committee held five meetings during the fiscal year ended June 30, 1997. No member of the Audit Committee attended fewer than 80% of the meetings. For the ensuing year, the Audit Committee will be comprised of Messrs. Beard (Chairman), Kamerschen and Hogg.

     The Board of Directors has a standing Executive Compensation and Stock Option Committee chaired by Robert Kamerschen. During the fiscal year ended June 30, 1997, the Executive Compensation and Stock Option Committee was composed of Messrs. Eugene P. Beard, David Gergacz, Robert Kamerschen, Joe Kupke (who resigned June 24, 1997), Seymour Merrin and Robert S. Miller. The Committee is responsible for reviewing and determining matters on executive compensation and administering the Company's Incentive and Nonstatutory Stock Option Plan (the "Option Plan"). See "Report of Compensation and Stock Option Committee on Executive Compensation." The Committee held six meetings during the fiscal year ended June 30, 1997. No member of the Stock Option Committee attended fewer than 75% of the meetings, except Mr. Gergacz attended 67% of such meetings. Mr. Hogg was elected to this Committee in connection with his election to the position of Chairman of the Board in June 1997. For the ensuing year, the Committee will be comprised of Messrs. Kamerschen (Chairman), Beard and Hogg.

     The Board has a standing Nominating Committee, chaired by Mr. Hogg. During the fiscal year ended June 30, 1997, the Nominating Committee was composed of Messrs. Hogg, Beard and Kamerschen. The Nominating Committee is responsible for selection for nomination of candidates to serve on the Company's Board of Directors. The Nominating Committee held one meeting during the year ended June 30, 1997. No member of the Nominating Committee attended fewer than 100% of the meetings. For the ensuing year, the Nominating Committee will be composed of Messrs. Hogg (Chairman), Kamerschen and Beard. Because the Nominating Committee was only recently established, no policy has been formulated as to whether nominees recommended by shareholders will be considered.

     The Board of Directors held thirteen meetings during the fiscal year ended June 30, 1997. Various matters were approved during the last fiscal year by unanimous written consent of the Board of Directors. During the fiscal year ended June 30, 1997, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each director served, except Mr. Gergacz attended 69% of such meetings.

     During the fiscal year ended June 30, 1997, each director who was not an employee of the Company (currently five persons) received an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors attended. In addition, each committee chairperson received an annual fee of $3,000. For the fiscal year ending June 30,1998, each director who is not an employee of the Company will receive an annual retainer of $20,000, a fee of $10,000 for attending all board and committee meetings which may be held during the year, and the chairman of each board committee will continue to receive an additional fee of $3,000. All directors are reimbursed for travel and other expenses incurred in attending
such meetings.   In connection with his election as Chairman of the Board in May
1997, Mr. Hogg will receive the following additional compensation for serving as
Chairman: (i) during the first year of service in such capacity, a consulting fee of $1,500 per each day (8-10 hours) of work on Company business, with a maximum cap of $50,000 for the year; (ii) a grant of non-statutory stock options covering 30,000 shares with an exercise price of $6.00 per share, granted as of Mr. Hogg's election in June 1997, pursuant to the Company's Option Plan, vesting ratably over a period of four years from the date of grant; and (iii) additional non-statutory stock option grants, each covering 5,000 shares, in each of the next three years, vesting pursuant to the same schedule.

     All directors, with the exception of Mr. Richard, are eligible to participate in the 1995 Director Plan. The 1995 Director Plan provides that on October 1 of each ensuing year each eligible director will be entitled to receive an option for 7,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option granted under the 1995 Director Plan becomes exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant. During the fiscal year ended June 30, 1997, each eligible director (Messrs. Beard, Gergacz, Kamerschen, Merrin and Miller) received a grant of options covering 7,500 shares of Common Stock with an exercise price of $6.25 per share, representing the closing price of the Company's stock as of October 1, 1996, pursuant to the terms of the 1995 Director Plan. The 1995 Director Plan also provides that each person who becomes a non-employee director is entitled to receive a non-statutory stock option for 20,000 shares having an exercise price equal to fair market value of the Company's Common Stock at the time his initial election to the Board of Directors. In accordance with this provision, Mr. Hogg received a grant of non-statutory stock options covering 20,000 shares, with an exercise price of $6.00 per share, upon his election to the Company's Board of Directors in June 1997.

     Subject to shareholder approval of the Director Plan Amendment (as defined below under "Proposal to Approve an Amendment to the Micrografx, Inc. 1995 Director Stock Option Plan") at the Annual Meeting, each non-employee director will thereafter be entitled to receive non-statutory stock options for 10,000 shares of Common Stock (instead of 7,500 shares) beginning October 1, 1997 and on each October 1 thereafter, at an exercise price equal to the fair market value of the Common Stock on such date of grant. See "Proposal to Approve Amendment to the Micrografx, Inc. 1995 Director Stock Option Plan" for this and other provisions regarding the 1995 Director Plan.

     In addition to the foregoing standard arrangements relating to director compensation, Messrs. Merrin and Miller were appointed to a special board committee in fiscal 1997, which committee was delegated responsibility for the identification and retention of a new Chairman of the Board. Messrs. Merrin and Miller were compensated additional director fees of approximately $13,500 and $26,500, respectively, for services provided relating to their duties as members of such committee and reimbursement of expenses incurred in the performance of such duties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of SEC Regulation S-K. No member of the Executive Compensation Committee served on the compensation committee, or as a director, of another corporation, one of whose directors or executive officers served on the Executive Compensation Committee of or whose executive officers served on the Company's Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended June 30, 1997, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except for Form 4 filings that were belatedly filed with respect to (i) Douglas Richard, and (ii) Joe Kupke, each reporting one transaction.


              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
              SHAREHOLDERS VOTE "FOR" EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.


              PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES
                 SUBJECT TO THE MICROGRAFX 1995 INCENTIVE AND
                        NONSTATUTORY STOCK OPTION PLAN
                                   (ITEM 2)

GENERAL

     For several years, the Company has utilized stock options as a key part of its overall compensation program for executive officers and all other employees of the Company. The Board of Directors and the Executive Compensation and Stock Option Committee believe it is important to have equity-based incentives available to retain and attract quality personnel for the Company. See "Board of Directors and Committees--Report of the Compensation and Stock Option Committee on Executive Compensation." Accordingly, the Board of Directors has approved, subject to shareholder approval, a proposal to amend the Company's 1995 Incentive and Nonstatutory Stock Option Plan (the "Option Plan") to increase the number of shares of the Company's Common Stock available for issuance under the Option Plan from 1,500,000 to 2,600,000 shares. The Board of Directors increased the number of available shares under the Option Plan because as of September 1, 1997, only 137,901 shares of Common Stock remained available for grant under the plan.

     If approved by the shareholders at the annual meeting, the first sentence of Section II of the Option Plan will be amended to provide as follows:

     "The aggregate number of Shares as to which Options may be granted from time to time shall be two million six hundred thousand (2,600,000) Shares; provided, however, that unless the Plan is administered by a Committee comprised of Disinterested Persons, or by the Board of Directors comprised of a majority of Disinterested Persons, the maximum number of Shares as to which Options may be granted in any calendar year to a director who is also an employee shall not exceed 33% of the aggregate number of Shares with respect to which grants may be made under the Plan."

     The remaining language of Section II will not be changed and the only effect of the amendment will be to increase the number of shares of Common Stock authorized and reserved for issuance upon the exercise of stock options granted pursuant to the Option Plan.

     The amendment is necessary in order to cover future grants of options to purchase shares of Common Stock to officers and other employees. The amendment will provide the Company with the ability to issue additional options and will enable the Company to continue the purposes of the Option Plan by providing additional incentives to attract and retain qualified and competent employees, upon whose judgment the success of the Company is largely dependent. This would be in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of Company employees in an effort to further instill shareholder considerations and values in the actions of such employees and officers.

     The Company intends to register the 1,100,000 additional shares of Common Stock issuable under this amendment under the Securities Act, assuming the stockholders approve the proposal to increase the number of available shares. Shares purchased pursuant to the Option Plan after the effective date of such registration could immediately be sold on the open market subject, in the case of affiliates (as defined in Rule 144 under the Act), to compliance with the provisions of Rule 144 other than the holding period requirement.

     Since it is the Company's policy to grant options to all employees under the Option Plan upon such employee joining the Company and to grant options to other employees from time to time as determined by the Executive Compensation and Stock Option Committee (the "Stock Option Committee") in its discretion, it is not possible at this time to indicate the number, names or positions of employees who will receive options or the number of shares for which options will be granted to any employee under the Option Plan.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE MICROGRAFX, INC. 1995 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN.

DESCRIPTION OF THE COMPANY'S STOCK OPTION PLAN

     A summary of the principal provisions of the Option Plan is set forth below:

     Purposes. The Option Plan provides for the issuance of incentive stock options and nonstatutory stock options to key employees of the Company, including employees who also serve as officers or directors of the Company, and provides for the reservation of 1,500,000 shares of Common Stock for issuance upon exercise of options granted under the Option Plan (2,600,000 shares if the proposed amendment is approved). The purpose of the Option Plan is to attract and retain key employees and provide additional incentive for key employees to promote the success of the Company.

     Terms and Conditions of Options. The Option Plan provides that the exercise price for each incentive stock option granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of the grant, unless the optionee owns greater than 10% of the total combined voting power of all classes of capital stock of the Company, in which case the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. The exercise price for each nonstatutory stock option may be any price determined by the Board of Directors but, pursuant to the policy adopted by the Board of Directors, shall not be less than 85% of the fair market value of the shares of Common Stock on the date of the option grant. The exercise price is payable upon exercise of an option and in such form as determined by the Board of Directors or the Stock Option Committee, if the Board has delegated its authority to such Committee.

     Options granted under the Option Plan are exercisable in such amounts, at such intervals and upon such terms as the Board of Directors or the Stock Option Committee, if the Board has delegated its authority to such Committee, shall provide in such option, subject to certain limitations defined in the Option Plan. In general, each option will terminate not more than 10 years from the date of grant, or such earlier time as specified in the applicable stock option agreement, except that if the option is intended as an incentive stock option, such option shall terminate not more than five years from the date of grant.

     The Board of Directors, or the Stock Option Committee appointed by the Board of Directors, has authority to administer and interpret the Option Plan and has authority to select which employees are eligible employees and which of the eligible employees should receive options, and determines at the time the option is granted the number of shares granted under each option, the purchase price, the option period and the other terms and conditions relating to the grant. The Option Plan is administered by the Stock Option Committee of the Board of Directors of the Company, consisting as of the date hereof of Messrs. Eugene P. Beard, David S. Gergacz, Robert Kamerschen, Seymour Merrin and Robert
S. Miller.

     If a participant's employment is terminated for any reason other than death, a permanent and total disability or cause (as defined), then that participant's right to exercise any previously granted option terminates 30 days after such termination. If a participant's employment is terminated due to a permanent and total disability, then that participant may exercise all rights that have accrued to him under the Option Plan as of the date of the disability within a period of 90 days after the date of such disability or such earlier date as prescribed in the applicable stock option agreement. If a participant dies, then such participant's survivors or legal representatives may exercise the rights that have accrued to such participant as of the date of death within a period of 90 days after the date of death or such earlier date as prescribed in the applicable stock option agreement. If a participant's employment is terminated for cause, then the participant's right to exercise any previously granted option is also terminated as of the last date of employment. Shares subject to an option that expires or is terminated will again be available for grant under the Option Plan.

     No participant shall have any rights as a shareholder unless and until his option has been exercised and shares have been issued to or registered in the Company's share register in the name of the participant.

     An option shall not be transferable by a participant other than by will or by laws of descent and distribution. During a participant's lifetime, an option may be exercised only by the participant. No option or stock appreciation right may be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor be subject to execution, attachment or similar process.

     To prevent dilution of the rights of a holder granted under the Option Plan, the Option Plan provides for adjustment of the number of shares upon which options may be granted, of the number of shares subject to outstanding options and of the exercise price in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of shares of Common Stock or other change in capital structure of the Company. The Option Plan also confers authority on the Board of Directors to cancel, effective upon written notice, all outstanding options that remain unexercised in the event of any such transaction. The Option Plan further provides that all outstanding options that remain unexercised shall terminate and become null and void upon the dissolution or liquidation of the Company or the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company. The Option Plan permits the Board to accelerate the date on which any options may be exercised.

     Stock Appreciation Rights. The Option Plan provides that stock appreciation rights (a "SAR") may be granted to a participant with respect to an option. A SAR that is granted with respect to an incentive stock option must be granted at the same time as the respective incentive stock option.

     A SAR is an obligation on the part of the Company to pay to a participant an amount in cash equal to the spread as of the date the SAR is exercised, subject to any taxes which are required to be withheld by the Company. The "Spread" is the amount equal to the product of (a) the excess of (i) the fair market value per share over (ii) the option price per share of the option, multiplied by (b) the number of shares with respect to which the SAR is exercised. With respect to an incentive stock option, the Spread shall in no event exceed the amount permitted to be treated as the Spread under the applicable Treasury Regulations or other legal authority with respect to incentive stock options. A SAR may be exercised at such times and to the extent that the option to which it relates may be exercised.

     If SARs are granted and become subject to exercise, there will be a charge to the Company's income to reflect the difference between the fair market value of the stock subject to the related option and the exercise price of each option.

     Amendments. The Option Plan may be amended by (i) the shareholders of the Company or (ii) the Board of Directors so long as all such amendments are approved by the shareholders except shareholder approval is not required for certain non-material amendments. The Board of Directors' authority to amend the Option Plan may not be delegated to a committee. No amendment shall affect any previously granted option or previously executed stock option agreement unless such amendment so expressly provides and the affected participant consents in writing.

     Termination. The Option Plan will terminate by its terms in May 2004. The Option Plan may be terminated sooner by vote of the shareholders, provided that any such termination will not affect any option outstanding at the date of such termination.

     Federal Income Tax Consequences. The grant of an option or SAR will not be a taxable event to the recipient optionee. Upon the exercise of a nonstatutory stock option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price. An optionee who exercises a SAR will recognize ordinary income equal to the cash received. The taxable income recognized upon exercise of a nonstatutory stock option or a SAR will be treated as compensation income subject to withholding, and the Company will be entitled to deduct an amount equal to the ordinary income an optionee recognizes as a compensation expense.

     When Common Stock received upon exercise of a nonstatutory stock option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize a capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

     Neither the grant nor exercise of an incentive stock option will be taxable to the optionee, and the Company will not be entitled to any deductions with respect thereto. However, to qualify for this favorable tax treatment of incentive stock options, the optionee may not dispose of the shares of Common Stock acquired upon the exercise of an incentive stock option until after the later of two years following the date of grant or one year following the date of exercise of the incentive stock option. Upon any subsequent taxable disposition of shares of Common Stock received upon exercise of a qualifying incentive stock option, the optionee generally will recognize long- or short-term capital gain or loss measured by the difference between the amount realized and the exercise price of the option.

     If an option does not qualify for favorable incentive stock option treatment as described above because of a failure to satisfy the holding period requirements, the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the lower of (i) the amount realized or (ii) the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, and the Company will be entitled to a deduction of that amount in that year, if the amount realized exceeds the fair market value of the Common Stock on the date the incentive stock option was exercised, the excess will be taxable as long- or short-term capital gain, depending on the optionee's holding period for the transferred shares.

     Notwithstanding the favorable tax treatment of incentive stock options for regular tax purposes, as described above, for alternative minimum tax purposes, an incentive stock option is treated in the same manner as a nonstatutory stock option. Accordingly, an optionee who is subject to the alternative minimum tax must include an alternative minimum taxable income, for the year in which an incentive stock option is exercised, the excess of the fair market value of the shares of Common Stock received over the exercise price.


          PROPOSAL TO INCREASE NUMBER OF AUTHORIZED SHARES UNDER THE
                MICROGRAFX, INC.  EMPLOYEE STOCK PURCHASE PLAN
                                   (ITEM 3)

     The Board of Directors has amended the Micrografx, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") in order to increase the number of shares of Common Stock available for issuance thereunder from 800,000 to 1,300,000. The Board of Directors increased the number of available shares under the Stock Purchase Plan because as of September 1, 1997, only 103,429 shares of Common Stock remained available for purchase by the Company's employees. By increasing the number of shares available under the Stock Purchase Plan, the Board of Directors believes that the Stock Purchase Plan will continue to be a useful stock-related benefit program for attracting and retaining employees and providing additional incentive for all employees to promote the success of the Company, thereby continuing the purpose of the Stock Purchase Plan.

     The Company intends to register the 500,000 additional shares of Common Stock issuable under the Stock Purchase Plan under the Securities Act, assuming the shareholders approve the proposal to increase the number of available shares. Shares purchased pursuant to the Stock Purchase Plan after the effective date of such registration could immediately be sold in the open market subject, in the case of affiliates (as defined in Rule 144 under the 1933 Act), to compliance with the provisions of Rule 144 other than the holding period requirement.

     The proposed amendment requires the approval of the shareholders of the Company pursuant to the terms of the Stock Purchase Plan. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and voting at the Annual Meeting in person or by proxy is necessary to approve the above described amendment to the Stock Purchase Plan. Proxies will be voted for or against such approval in accordance with the specifications marked thereon and, if no specifications are made, will be voted in favor of such approval.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE MICROGRAFX, INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE AUTHORIZED SHARES AVAILABLE FOR ISSUANCE THEREUNDER.

DESCRIPTION OF THE COMPANY'S STOCK PURCHASE PLAN

     A summary of the principal provisions of the Stock Purchase Plan is set forth below.

     The Stock Purchase Plan was adopted by the Board of Directors of the Company on June 19, 1991, and was approved by the shareholders of the Company on July 26, 1991. The Stock Purchase Plan provides the Company's employees (including officers) with the opportunity to purchase shares of Common Stock from the Company through payroll deductions. On June 24, 1994 the Board of Directors amended the Stock Purchase Plan in order to increase the number of shares of Common Stock available for issuance thereunder from 300,000 to 500,000, and on September 28, 1994, the shareholders of the Company approved the increase. On July 21, 1995, the Board of Directors amended the Stock Purchase Plan in order to increase the number of shares of Common Stock available for issuance thereunder from 500,000 to 800,000, and on November 9, 1995, the shareholders of the Company approved the increase. The Board of Directors has again amended the Stock Purchase Plan, increasing the number of shares of Common Stock available for issuance thereunder from 800,000 to 1,300,000, subject to approval of the Company's stockholders.

     Under the Stock Purchase Plan, the Company initiates offerings having a duration of 24 months and commencing on each May 15 and November 15, unless otherwise specified by the Board of Directors, that permit the participating employees to accumulate funds for the purchase of Common Stock from the Company through payroll deductions during the offering period. Each offering period is composed of four six-month exercise periods. The Board of Directors has the power to alter the duration of an offering period with respect to future offerings if announced at least 15 days prior to the scheduled beginning of the first offering period to be affected.

     The price at which participating employees purchase shares under the Stock Purchase Plan is eighty-five percent (85%) of the fair market value per share of Common Stock at either the beginning of the offering period or at the end of each six-month exercise period, whichever is lower. The funds used to purchase the shares are accumulated by payroll deductions over each offering period. The deductions may not be greater than ten percent (10%) of a participant's compensation. Compensation for purposes of the Stock Purchase Plan includes salary, commissions, bonuses, and royalties but excludes overtime, shift premiums or other compensation. All payroll deductions of a participant are credited to his or her account under the Stock Purchase Plan and are deposited with the general funds of the Company. Such funds may be used for any corporate purpose. No charges for administrative or other costs may be made by the Company against the payroll deductions.

     On the first day of an offering period (the "Enrollment Date"), the participant is granted an option to purchase on each exercise date during such offering period up to the number of whole shares of the Common Stock determined by dividing the participant's payroll deductions accumulated during such offering period and prior to such exercise date by the applicable purchase price per share. However, the number of shares subject to purchase during such offering period shall in no event exceed the number of shares of Common Stock determined by dividing $75,000 by the fair market value of a share of the Common Stock as of the Enrollment Date. The number of shares subject to such option shall be reduced, if necessary, to maintain the limitations with respect to a participant's ownership of stock and/or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, and to restrict a participant's right to purchase stock under the Stock Purchase Plan to $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time. Unless the employee's participation is discontinued, his option for the purchase of shares will be exercised automatically at the end of each six month exercise period within the offering period at the applicable price. To the extent an employee's payroll deductions exceed that amount required to purchase the shares subject to option, such excess amount shall be held in such participant's account for the next exercise period, unless such participant has withdrawn from the offering period or unless such offering period has terminated with such exercise date, in which case such amount shall be returned to the employee without interest.

     Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by the Company or its subsidiaries is eligible to participate in offerings under the Stock Purchase Plan. Employees become participants in the Stock Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions within the specified period of time prior to the commencement of each offering period. No employee is permitted to purchase shares under the Stock Purchase Plan if such employee owns 5% or more of the total combined voting power or value of all classes of shares of stock of the Company (including shares that may be purchased under the Stock Purchase Plan or pursuant to any other options). In addition, no employee is entitled to purchase more than $25,000 worth of shares (based on the fair market value of the shares at the time the option is granted) in any calendar year.

     Withdrawal from the Stock Purchase Plan. A participant may terminate his or her interest in a given offering, or in a given exercise period, by withdrawing all, but not less than all, of the accumulated payroll deductions credited to such participant's account at any time prior to the end of the offering period. The withdrawal of accumulated payroll deductions automatically terminates the employee's interest in that offering, or exercise period, as the case may be. As soon as practicable after such withdrawal, the payroll deductions credited to a participant's account are returned to the participant without interest.

     A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Stock Purchase Plan. Similarly, a participant's withdrawal from a six-month exercise period does not have any effect upon such participant's eligibility to participate in subsequent exercise periods within the same offering period.

     Termination of Employment. Termination of a participant's employment for any reason, including retirement or death or the failure to remain in the continuous employ of the Company for at least 20 hours per week (except for certain leaves of absence), cancels his or her participation in the Stock Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to the participant, or in the case of death, to the person or persons entitled thereto, without interest.

     Capital Changes. In the event of changes in the Common Stock of the Company due to stock dividends or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company to the shares subject to purchase and to the price per share.

     Nonassignability. No rights or accumulated payroll deductions of an employee under the Stock Purchase Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the Stock Purchase Plan.

     Amendment and Termination of the Stock Purchase Plan. The Board of Directors of the Company may at any time amend or terminate the Stock Purchase Plan, except that such termination cannot affect options previously granted nor may any amendment make any change in an existing option that adversely affects the rights of any participant. No amendment may be made to the Stock Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares that may be issued under the Stock Purchase Plan, permit payroll deductions at a rate in excess of 10% of a participant's compensation, change the designation of the employees eligible for participation in the Stock Purchase Plan or constitute an amendment for which shareholder approval is required in order to comply with Rule 16b-3, or any successor rule.

     Tax Information. The Stock Purchase Plan and the right of participants to make purchases thereunder is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.
If the shares have been held by the participant for more than two years after the date of option grant and one year from the date of option exercise, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the option price, or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the option price will be treated as ordinary income, and any further gain or loss on such disposition will be long- or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding period described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Stock Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

     The Stock Purchase Plan is administered by the Board of Directors or a committee appointed by the Board. Directors of the Company who are eligible employees are permitted to participate in the Stock Purchase Plan; provided, however, that (i) directors who are eligible to participate in the Stock Purchase Plan may not vote on any matter affecting the administration or the grant of any option pursuant to the Stock Purchase Plan, and (ii) if a committee is established to administer the Stock Purchase Plan, no committee member will be eligible to participate in the Stock Purchase Plan.

     Purchases Under the Stock Purchase Plan. The following table sets forth certain information regarding shares purchased under the Stock Purchase Plan during the year ended June 30,1997 by (i) the Company's Chief Executive Officer,
(ii) the Company's former Chief Executive Officer, (iii) each of the Company's current and former executive officers named in the Summary Compensation Table under "Executive Compensation," (iv) all current executive officers as a group, and (v) each nominee for election as a director.

                                             Shares Purchased Under the
                                             Stock Purchase Plan during
Name of Individual or Group                  Year End June 30, 1997/(1)/
-----------------------------                ---------------------------
Douglas Richard.............................              ---
J. Paul Grayson/(2)/........................              ---
Jeffrey Lewis...............................             1,547
Larry Morris................................             2,016
Grant Wickes................................             3,567
Herman DeLatte/(3)/.........................                74
John Dearborn...............................             3,383

_______________________

(1)  Outside directors are excluded from participation in the Stock Purchase
     Plan.
(2) Mr. Grayson was excluded from participation in the Stock Purchase Plan because he holds more than 5% of the Company's stock.
(3)  Resigned February 1, 1997.

                      PROPOSAL TO APPROVE AN AMENDMENT TO
              THE MICROGRAFX, INC. 1995 DIRECTOR STOCK OPTION PLAN
                                    (ITEM 4)

     The Board of Directors has adopted amendments to the 1995 Director Plan to
(i) increase the number of shares of Common Stock authorized and reserved for issuance upon exercise of options granted under the 1995 Director Plan from 300,000 shares to 600,000 shares; (ii) to increase the annual grant of options to Eligible Directors (as defined below) from 7,500 to 10,000 shares of Common Stock; (iii) afford each Eligible Director the right to elect to receive additional stock options under the 1995 Director Plan in lieu of cash directors' fees; and (iv) to provide for the immediate vesting of all unexercisable options granted under the 1995 Director Plan upon the occurrence of certain events resulting in a change in control of the Company (collectively, the "Director Plan Amendment").

     Specifically, as approved by the shareholders at the Company's 1995 Annual Meeting and amended at the Company's 1996 Annual Meeting, the Company has reserved 300,000 shares for issuance pursuant to the 1995 Director Plan, which plan provides for annual grants to the Company's nonemployee directors of options to purchase 7,500 shares of Common Stock and an initial grant of 20,000 shares upon first election to the Company's Board of Directors. The Director Plan Amendment provides for an increase in the number of shares subject to the annual option grants to the Company's nonemployee directors from 7,500 to 10,000 shares effective as of October 1, 1997. The Director Plan Amendment also adds provisions designed to afford each nonemployee director the right to elect to receive additional stock options under the 1995 Director Plan in lieu of cash directors' fees at the rate of $2.00 in option value (using present value of the grant at the date of grant under the Black-Scholes option pricing model) for each $1.00 of cash directors' fees which the nonemployee director agrees to accept in the form of non-statutory stock options in lieu of cash. To accommodate these amendments and the increase in option grants, the Director Plan Amendment calls for an increase in the number of shares reserved for issuance under this plan from 300,000 to 600,000 shares. As of September 1, 1997, 200,920 shares remained available for grant under this Plan. The Director Plan Amendment also calls for immediate vesting of all unexercisable options granted under the 1995 Director Plan upon the occurrence of certain events resulting in a change in control of the Company. The remaining provisions of the 1995 Director Plan will not be changed by the proposed amendments.

     The Board of Directors believes that the effect of the Director Plan Amendment will be to enhance the 1995 Director Plan as a useful stock-related benefit program for attracting and retaining non-employee directors and to provide additional incentive to promote the success of the Company, thereby continuing the purpose of the 1995 Director Plan. By increasing the amount of the annual stock option grant, the 1995 Director Plan will be a more attractive benefit program for non-employee directors. The proposed feature allowing nonemployee directors to substitute non-statutory options for cash fees will have the potential for reducing the cash cost to the Company associated with compensation of its non-employee directors. Because stock options received under this feature are in lieu of cash fees, the Director Plan Amendment provides that such options (unlike the annual grants) will not expire upon termination of a non-employee director's board service, but will continue in effect for a term of five years from the date of grant. The 1995 Director Plan will require that each nonemployee director must make a semi-annual irrevocable election prior to March 1 and October 1 (the "Option Election Dates") of each year to participate in this feature for the six month period following each Option Election Date. Options granted in lieu of cash fees will have a fair market value equal to the fair market value of the Company's Common Stock on the Option Election Date of each semi-annual period in question, will be exercisable in increments of 25% per year and will have a term of five years.

     Because options granted under the 1995 Director Plan are exercisable in increments of 25% per year, the possibility exists that the benefits afforded by the options will not be realized by the Company's nonemployee directors if the Company were to be acquired prior to the complete vesting of such options. To enhance the attractiveness of the 1995 Director Plan as a useful stock-related benefit program, the Director Plan Amendments encompasses the addition of a provision to the 1995 Director Plan providing for the acceleration of the vesting schedule and, thus, immediate exercisability of all unexercisable options granted under the 1995 Director Plan in the event of a change in control of the Company. A change of control is defined to mean the merger or consolidation of the Company into or with another corporation or other entity, or in the event that all or a material part of the assets of the Company are acquired by any other person or entity, or a reorganization in which the Company is not the surviving company, or any liquidation of the Company. While such provisions have the potential of increasing the cost of a potential merger or sale, the Board of Directors believes that enhancement of the 1995 Director Plan as an attractive stock-based compensation plan for attracting and retaining nonemployee directors is important to the ability of the Company to retain leadership and participation of nonemployee directors on which the success of the Company is dependent. The Board of Directors is not currently aware of any prospective change in control.

     The Company has previously registered 300,000 shares of Common Stock issuable pursuant to the 1995 Director Plan under the Securities Act of 1933, as amended (the "Securities Act"), and if the Director Plan Amendment is approved, the Company intends to register the additional 300,000 shares of Common Stock that will become issuable pursuant to the 1995 Director Plan under the Securities Act.

     The Director Plan Amendment requires the approval of the shareholders of the Company pursuant to the terms of the 1995 Director Plan. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock voting at the meeting in person or by proxy is necessary to adopt the Director Plan Amendment. Proxies will be voted for or against such approval in accordance with the specifications marked thereon and, if no specification is made, will be voted in favor of such approval.

     Effective May 1, 1997, upon the Board of Directors' adoption of the Director Plan Amendment, options were granted to the following persons or groups in lieu of cash directors fees, and, if the Director Plan Amendment is approved, each of the following persons will receive additional options as follows:

                               NEW PLAN BENEFITS

                                                       1995 Director Stock Option Plan
                                                       -------------------------------
                   Name                           Dollar Value $/(1)/      Number of Options
                   ----                           -------------------      -----------------
Douglas Richard/(2)/............................           $      ---                    ---
J. Paul Grayson/(2)/............................           $      ---                    ---
Jeffrey Lewis/(2)/..............................           $      ---                    ---
Larry Morris/(2)/...............................           $      ---                    ---
Grant Wickes/(2)/...............................           $      ---                    ---
Herman DeLatte/(2)/.............................           $      ---                    ---
John Dearborn/(2)/..............................           $      ---                    ---
Russell E. Hogg.................................           $      ---           10,000 /(3)/
Eugene P. Beard.................................           $   22,000           16,790 /(3)/
David S. Gergacz/(4)/...........................           $      ---           10,000 /(3)/
Robert Kamerschen...............................           $   22,000           16,790 /(3)/
Seymour Merrin..................................           $      ---           10,000 /(3)/
Robert S. Miller/(4)/...........................           $      ---           10,000 /(3)/
Executive Group/(2)/............................           $      ---                    ---
Non-Executive Director Group....................           $   44,000           73,580 /(3)/
Non-Executive Officer Employee Group/(2)/.......           $      ---                    ---

____________________________________

(1) In the case of Messrs. Beard and Kamerschen, the only nonemployee directors making the election to receive options in lieu of cash director fees for the period July 1, 1997 through November 4, 1997, the amount shown represents the value of options received in lieu of cash directors' fees, using present value of the grant at the date of grant under the Black-Scholes pricing model. If the Director Plan Amendment is not approved at the Annual Meeting, the options will be canceled and Messrs. Beard and Kamerschen will receive a cash amount of $11,000 which had been substituted by such options. No dollar value has been ascribed to the options to be automatically granted under the plan on October 1, 1997.

(2)  Ineligible to participate in 1995 Director Plan.

(3) Represents options for 10,000 shares granted effective as of October 1, 1997 to each of the Company's nonemployee directors pursuant to the annual automatic grant feature of the 1995 Director Plan and, in the case of Messrs. Beard and Kamerschen, additional options for 6,790 shares granted to Messrs. Beard and Kamerschen in lieu of cash directors fees for the period July 1, 1997 through November 4, 1997, in each case to be granted if the Director Plan Amendment is approved. If the amendment is not approved at the Annual Meeting, a grant of options for 7,500 shares will be made to each of the nonemployee directors effective as of October 1, 1997 pursuant to the 1995 Director Plan, and Messrs. Beard and Kamerschen will receive cash director fees of $11,000 instead of the options granted in lieu thereof.

(4) Messrs. Gergacz and Miller are not standing for re-election to the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE MICROGRAFX, INC. 1995 DIRECTOR STOCK OPTION PLAN.

     A summary of the principal provisions of the 1995 Director Plan, as amended by the Board of Directors for consideration by shareholders at the Annual Meeting, is set forth below.

     Purposes. The purpose of the 1995 Director Plan is to encourage ownership in the Company by nonemployee directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company. Accordingly, the 1995 Director Plan provides that the Company shall grant to members of its Board of Directors that are not employees of the Company (each, an "Optionee") the option (each, an "Option") to purchase shares of the Company's Common Stock, described below under "Terms, Conditions and Form of Options."

     Administration. The Board of Directors of the Company supervises and administers the 1995 Director Plan. However, grants of Options under the 1995 Director Plan and the amount and nature of the awards to be granted are effective automatically in accordance with the terms and provisions of the 1995 Director Plan without further action by the Board of Directors. All questions of interpretation of the 1995 Director Plan or of any Options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the 1995 Director Plan.

     Participation in the Plan. Members of the Board of Directors who are not employees of the Company or any subsidiary of the Company are eligible to participate in the 1995 Director Plan ("Eligible Directors"). As of the date of this Proxy Statement, all of the Company's directors (seven in number), with the exception of Douglas Richard, are Eligible Directors.

     Shares Subject to the Plan. The 1995 Director Plan provides that the maximum number of shares that may be issued under the plan is 300,000 shares of Common Stock, subject to adjustment as provided in the plan for stock splits, recapitalizations and other events resulting in an adjustment of the Company's outstanding Common Stock. See "Changes in Common Stock." If the Director Plan Amendment is approved at the Annual Meeting, the maximum number of shares that may be assumed under the Plan will be increased to 600,000 shares of Common Stock, subject to the adjustments described under "Changes in Common Stock." If any outstanding Option under the 1995 Director Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such Option shall again become available for grant pursuant to the 1995 Director Plan.

     All Options granted under the 1995 Director Plan are intended to be nonstatutory Options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Terms, Conditions and Form of Options. Each Option granted under the 1995 Director Plan is to be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

     Option Grants

     i) Upon approval of the 1995 Director Plan at the 1995 Annual Meeting, each Eligible Director was granted an Option for a number of shares of Common Stock that was equal to the difference between 23,000 and the number of shares of Common Stock subject to outstanding Options granted under the Company's Stock Option Plan held by the Eligible Director in question, with a grant date ("Date of Grant") of July 21, 1995, which was the date the 1995 Director Plan was adopted by the Board of Directors (the "Effective Date"). Based upon this formula, each Eligible Director received an Option having an exercise price of $8.375 covering 3,000 shares, except Eugene Beard, who received an Option having an exercise price of $8.375 covering 11,000 shares.

     ii) On each October 1, the Board of Directors shall grant each person who is an Eligible Director on such Date of Grant an Option for 7,500 shares of Common Stock. If the Director Plan Amendment is approved at the Annual Meeting, such annual grant of Options will be increased to 10,000 shares of Common Stock, beginning with the October 1, 1997 Date of Grant.

     iii) In addition to the above Options, each person who becomes an Eligible Director subsequent to the Effective Date shall be granted an Option, with a Date of Grant five business days after he becomes an Eligible Director, for 20,000 shares of Common Stock.

     iv) If the Director Plan Amendment is approved at the Annual Meeting, on each March 1 and October 1, beginning October 1, 1997, the Board of Directors shall grant to each Eligible Director who has irrevocably elected in writing to receive all or part of his annual director fees in the form of Options (in lieu of cash) for the ensuing semi-annual period an Option for a number of shares derived at the rate of $2.00 in option value (using present value of the grant at the date of grant under the Black-Scholes option pricing model) for each $1.00 of directors' fees which the Eligible Director has elected to receive in the form of Options in lieu of cash. Elections to receive such Options may be made semi-annually prior to March 1 and October 1 of each year.

     Option Exercise Price. The exercise price per share for each Option shall equal the last reported sale price per share of Common Stock on the NASDAQ National Market System (or, if the Company is traded on another nationally recognized securities exchange on the Date of Grant, the reported closing sales price per share of the Common Stock by such exchange) on the Date of Grant (or, if no such price is reported on such Date of Grant, such price as reported on the nearest preceding day). In the case of Options received in lieu of cash director fees, the Date of Grant shall be the applicable Option Election Date.

     Options Non-Transferable. Each Option granted under the 1995 Director Plan by its terms is not transferable by the Optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the Optionee only by him. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

     Exercise Period. Each Option granted under the 1995 Director Plan becomes exercisable, in whole or in part, and cumulatively, in 25% increments on each anniversary of the Date of Grant, and, if not previously exercised or expired, shall automatically expire on the earlier of (i) the date on which the Optionee no longer is an Eligible Director except by reason of becoming an employee of the Company or death, and in the case of the death of an Eligible Director, the person to whom his rights under the Option are transferred by will, or by laws of descent and distribution, shall have the same rights hereunder as the Eligible Director but only until the first anniversary of the Eligible Director's date of death, and (ii) the fifth anniversary of the Date of Grant; provided, however, if the Director

Plan Amendment is approved at the Annual Meeting, Options received in lieu of cash directors' fees will not expire until the fifth anniversary of the Date of Grant, irrespective of continued service on the Company's Board of Directors.

     Exercise Procedure. Options may be exercised only by written notice to the Company at its principal office accompanied by payment in cash of the full consideration for the shares to be exercised.

     Effective Date. The 1995 Director Plan became effective on July 21, 1995. An amendment to the 1995 Director Plan was adopted by the shareholders of the Company on November 7, 1996 which increased the annual option grants from 3,000 to 7,500 shares. The Board of Directors has approved the Directors Plan Amendment, subject to approval by the shareholders at the 1997 Annual Meeting. To this end, the shareholders are to act upon the Director Plan Amendment at this Annual Meeting.

     No right to Continue as Director; No Shareholders' Rights for Options. The 1995 Director Plan provides that neither the 1995 Director Plan, nor the granting of an Option nor any other action taken pursuant to the 1995 Director Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time. The 1995 Director Plan further provides that an Optionee shall have no rights as a shareholder with respect to the shares covered by his Option until the date of the issuance to him of a stock certificate therefor, and no adjustment will be made for dividends or other rights (except as provided below under "Changes in Common Stock") for which the record date is prior to the date such certificate is issued.

     Changes in Common Stock. The 1995 Director Plan provides that if the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment will be made in (i) the maximum number and kind of shares reserved for issuance under the 1995 Director Plan, (ii) the number and kind of shares or other securities subject to then outstanding Options under the 1995 Director Plan and (iii) the price for each share subject to any then outstanding Options under the 1995 Director Plan, without changing the aggregate purchase price as to which such Options remain exercisable. No fractional shares will be issued under the 1995 Director Plan on account of any such adjustments.

     The 1995 Director Plan also provides that in the event that the Company is merged or consolidated into or with another corporation (in which consolidation or merger the shareholders of the Company receive distributions of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Company are acquired by any other person or entity, the Board of Directors, or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding Options, either (i) provide that such Options shall be assumed, or equivalent Options shall be substituted, by the acquiring or successor corporation (or an affiliate thereof), or (ii) upon written notice to the Optionees, provide that all unexercised Options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization or liquidation unless exercised by the Optionee within a specified number of days following the date of such notice. If the Director Plan Amendment is approved at the Annual Meeting, all unexercisable options will immediate vest and become exercisable immediately prior to the occurrence of such a merger, consolidation, acquisition or liquidation, as described above.

     Amendment of the Plan. The Board of Directors may suspend or discontinue the 1995 Director Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders of the Company no revision or amendment shall increase the number of shares that may be issued under the 1995 Director Plan (except as provided above under "Changes in Common Stock"), change the designation of the class of directors eligible to receive Options under the 1995 Director Plan, materially increase the benefits accruing to participants under the 1995 Director Plan or extend the term of the 1995 Director Plan. The 1995 Director Plan may not be amended more than once in any six-month period, other than to comport with changes in the Internal Revenue Code ("Code"), the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     Certain Federal Income Tax Consequences. The following discussion of the federal income tax consequences of participation in the 1995 Director Plan is only a summary, does not purport to be complete and does not cover, among other things, state and local tax treatment of participation in the 1995 Director Plan. Furthermore, differences in individual Optionees' financial situations may cause federal, state and local income tax consequences of participation in the 1995 Director Plan to vary.

     All Options are intended to be non-statutory options not entitled for the special tax treatment under Section 422 of the Code. As such, an Optionee will not recognize any income upon the grant of an Option. Upon exercise of an Option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price must be treated as ordinary income received by the Optionee. Thus, an Optionee would be subject to taxation at the time an Option is exercised.

     The Company generally will be entitled to deduct the amount that the Optionee is required to treat as ordinary income in the Company's taxable year that ends with or within the taxable year in which the Optionee recognizes such income, to the extent such amount constitutes an ordinary and necessary business expense and is not disallowed under section 162(m).

     Upon a taxable disposition of shares of Common Stock acquired through the exercise of an Option, any amount received by the Optionee in excess of the sum of (i) the exercise price and (ii) any amount includable in income with respect to the exercise of such Option, will generally be treated as long-term or short-term capital gain, depending upon the holding period of the shares. To qualify for long-term capital gain or loss treatment, with certain exceptions, shares of Common Stock must have been held for more than 18 months as a capital asset.
The maximum federal income tax rate applicable to individuals for long-term capital gain is currently 20%. If, upon disposition, the Optionee receives an amount that is less than the fair market value of the shares on the exercise date, the loss will generally be treated as a long or short-term capital loss, depending upon the holding period of the shares.


                       PROPOSAL TO RATIFY APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 5)

     The Board of Directors has appointed Ernst & Young LLP, independent public accountants, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending June 30, 1998. Ernst & Young LLP served as the Company's independent public accountants for the fiscal year ended June 30, 1997, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     Although shareholder ratification is not required for the selection of Ernst & Young LLP, since the Board of Directors has the responsibility for the selection of the Company's independent auditors and such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

     The independent accountants of the Company for the years ended June 30, 1995 and 1996 were Arthur Andersen LLP. Arthur Andersen LLP resigned as the independent auditors on January 14, 1997. None of the reports of Arthur Andersen LLP on the financial statements for either of fiscal 1995 or 1996 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles, except that financial statements of Visual Software, Inc. ("Visual"), a company acquired during fiscal 1996 in a transaction accounted for as a pooling of interests, were audited by other auditors in 1994 and 1995. Such statements of Visual reflected total assets and revenues of 6% and 3%, respectively, in 1995 and 1% and 1%, respectively, in 1994.

     In connection with the audits of the Company's financial statements for each of the two most recent fiscal years ended June 30,1996 and 1995, respectively, and any subsequent interim periods through the date of the resignation of Arthur Andersen LLP, there were no disagreements between the Company and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which if not resolved to the satisfaction of Arthur Andersen LLP would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in their report.

     The following reportable event occurred in the interim period subsequent to June 30, 1996 and preceding the date of Arthur Andersen LLP's resignation. Arthur Andersen LLP advised the Company that information had come to its attention that, if further investigated and unless resolved to the accountants' satisfaction, may have prevented it from rendering an unqualified audit report on the Company's financial statements for the fiscal year ending June 30, 1997. The information related to the judgmental assessment of the timing of revenue to be recognized on the Company's Hallmark software product in the quarter ended September 30, 1996. Due to the limited nature of Arthur Andersen LLP's involvement in the quarter ended September 30,1996, it is unknown whether this matter would have caused reference to be made in an audit report in fiscal 1997. This matter was discussed with the Audit Committee in connection with its quarterly meeting in October 1996 who concurred with management's judgment. The Company authorized Arthur Andersen LLP to respond fully to the inquiries of Ernst & Young LLP concerning this issue. The Company recognized revenue in the quarter ended September 30,1996 on the Hallmark product of approximately $3.0 million. At September 30, 1996, distributors had approximately $1.9 million of the Hallmark product in inventory and the Company had a revenue reserve relating to sales of Hallmark product of approximately $900,000. All shipments of Hallmark product as of September 30, 1996 were based on orders received and requested for shipment on or prior to September 30, 1996. Subsequent channel sell-through data for the quarter ended December 31, 1996 reflects that approximately $1.2 million of Hallmark product which had been shipped as of September 30, 1996 sold through the distributor channel and approximately $700,000 remained in the distributor channel. The Hallmark product revenue reserve was reduced by the Company from $900,000 at September 30, 1996 to $700,000 at December 31, 1996, indicating the Company's judgmental assessment of the timing of the revenue recognition was reasonable. However, Arthur Andersen LLP resigned prior to reviewing any such information.

     The Company consulted Ernst & Young LLP in September 1996 on the application of accounting principles regarding the interpretation of the SEC's Staff Accounting Bulletin No. 96. The issue related to the ability of the Company to establish a stock buy back plan and thus reacquire treasury stock without violating pooling-of-interests accounting rules related to the merger with Visual Software in April 1996. The Company consulted with Arthur Andersen LLP regarding the issues and obtained a summary of their views. Ernst & Young LLP expressed the view, consistent with Arthur Andersen LLP, that a new stock repurchase plan could not be implemented until a period of at least six months has elapsed since the rescission of the previous stock reacquisition plan. The Company has not initiated any stock repurchase plan.

     In January 1997, Ernst & Young LLP was engaged as principal accountants for the Company, among other things, to audit the financial statements of the Company for fiscal 1997. The selection of Ernst & Young LLP was made by the Board of Directors. Prior to its engagement, the Company did not consult with Ernst & Young LLP on either the application of accounting principles to a completed or proposed specific transaction, or the type of audit opinion that might be rendered on the Company's financial statements.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1998.

                           PRINCIPAL SHAREHOLDERS AND
                         STOCK OWNERSHIP OF MANAGEMENT

     The following table and notes thereto set forth certain information with respect to beneficial ownership of the Company's Common Stock as of June 30, 1997 by (i) each person known by the Company to own beneficially more than 5% of the presently outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the Company's current and former executive officers named in the Summary Compensation Table, and (iv) the present directors and executive officers of the Company as a group. The address of each person listed below is 1303 E. Arapaho Road, Richardson, Texas 75081 (except the addresses of Messrs. Hogg, Merrin, Kamerschen and Beard are as shown under "Election of Directors").

                                                     COMMON STOCK             PERCENT OF
                                                     BENEFICIALLY            OUTSTANDING
NAME                                                     OWNED            COMMON STOCK/(1)/
----                                                 -------------        ------------------
Qualivest Capital Management.......................        606,400               5.53%
Investa Capital Management.........................        733,000               6.69
Douglas Richard....................................    80,344/(2)/                 *
J. Paul Grayson....................................   514,290/(3)/               4.70
Russell E. Hogg....................................             --                 *
Eugene P. Beard....................................    89,500/(4)/                 *
Seymour Merrin.....................................     7,000/(5)/                 *
Robert Kamerschen..................................    26,500/(6)/                 *
Robert S. Miller...................................    14,150/(7)/                 *
David S. Gergacz...................................    16,500/(8)/                 *
Herman DeLatte (resigned 2/1/97)...................         57,721                 *
Jeffrey Lewis......................................          1,547                 *
Larry Morris.......................................    12,016/(9)/                 *
Grant Wickes.......................................   22,345/(10)/                 *
John E. Dearborn...................................   25,356/(11)/                 *
All executive officers and
  directors as a group (13 persons)................  358,637/(12)/               3.24

_________________________________
 *  Represents less than 1% of the outstanding Common Stock.

(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The percentages are based upon 10,950,143 shares outstanding as of September 12, 1997, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of June 30, 1997, are based upon the sum of 10,950,143 shares plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of June 30, 1997, held by each of them respectively, as indicated in the following notes.

(2) Consists of 80,344 shares held directly (20,000 of which are restricted stock with a restriction that expires on November 26, 1999) and 10,000 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days. Does not include 3,290 shares held by Mr. Richard's spouse, as to which Mr. Richard disclaims beneficial ownership.

(3) Includes 103,328 shares owned by The J. Paul Grayson Foundation, a charitable foundation, over which Mr. Grayson shares voting and investment power. Also includes 10,752 shares held by Mr. Grayson's children and 210 shares held by Mr. Grayson's spouse. Does not include 33,250 shares held by the James Paul Grayson Irrevocable Trust for the benefit of Mr. Grayson's children, over which Mr. Grayson has no voting or investment power. Mr. Grayson disclaims beneficial ownership of such shares.

(4) Includes 75,000 shares held on his behalf by Westport Asset Fund of which Mr. Beard is a director. Mr. Beard has 14,500 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days.

(5) Consists of 1,500 shares held directly by Mr. Merrin and 5,500 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days.

(6) Consists of 6,000 shares held directly by Mr. Kamerschen and 20,500 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days.

(7) Consists of 10,500 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days and 3,650 shares held by the Robert Miller Associates Pension Fund over which Mr. Miller shares voting and investment power.

(8) Consists of 16,500 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days.

(9)  Consists of 12,016 shares held directly by Mr. Morris.

(10) Consists of 10,626 shares held directly by Mr. Wickes and 11,719 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days.

(11) Consists of 13,106 shares held directly by Mr. Dearborn and 12,250 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days.

(12) Includes 125,719 shares subject to stock options that are presently exercisable or that are exercisable within the next 60 days.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation of (i) the Company's Chief Executive Officer, (ii) the Company's former Chief Executive Officer, (iii) each of the four other most highly compensated executive officers serving at the end of the Company's last fiscal year, and (iv) an additional former executive officer for whom disclosure is required under SEC Rules.

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                  -----------------------------------

                                                  ANNUAL COMPENSATION                       AWARDS           PAYOUTS
                                            ------------------------------------            ------           -------

                                                                    OTHER
                                     YEAR                           ANNUAL         RESTRICTED    OPTIONS/               ALL OTHER
         NAME AND                   ENDING   SALARY    BONUS     COMPENSATION        STOCK         SARS        LTIP   COMPENSATION
    PRINCIPAL POSITION               6/30     $)(1)     ($)          ($)             ($) (2)       (#) (2)      ($)      ($) (3)
---------------------------        --------  -------  --------  ----------------  ------------   ----------  -------- -------------
Douglas Richard...............       1997    163,577   $39,706      $28,303/(4)/       20,000      23,000       ---   $  1,059
Chief Executive Officer              1996     30,000    50,000          ---               ---         ---       ---        ---
                                     1995        ---       ---          ---               ---         ---       ---        ---

J. Paul Grayson...............       1997     21,154   112,000          ---               ---         ---       ---    105,370/(5)/
Former Chief Executive Officer       1996     22,126       ---          ---               ---      40,000       ---      4,300
                                     1995     21,509       ---          ---               ---         ---       ---        ---

Jeffrey Lewis.................       1997     08,692    11,229       79,737/(6)/          ---       6,200       ---        715
Managing Director, Pacific Rim       1996        ---       ---          ---               ---         ---       ---        ---
                                     1995        ---       ---          ---               ---         ---       ---        ---

Larry Morris..................       1997     71,462       ---        3,541/(7)/          ---     100,000       ---      1,008
Chief Financial Officer              1996        ---       ---          ---               ---         ---       ---        ---
                                     1995        ---       ---          ---               ---         ---       ---        ---

Grant D. Wickes...............       1997     37,577    27,306          ---               ---      14,000       ---      3,883
Vice President,                      1996     29,481    38,588          ---               ---         ---       ---      2,796
Intercontinental Sales               1995     04,961    17,754          ---               ---      20,000       ---      1,841

Herman DeLatte                       1997     56,508    19,976          ---               ---         ---       ---    336,209/(8)/
Former Chief                         1996     38,340    91,943          ---               ---      20,000       ---     21,505
Operating Officer                    1995     19,066    86,430          ---               ---      20,000       ---     21,505

John E. Dearborn...........          1997     42,188    21,366          ---                --      20,000       ---        ---
Executive Vice President,            1996     17,692    51,608          ---               ---      20,000       ---      3,168
Sales and Marketing                  1995     95,242    42,900          ---               ---         ---       ---      1,838

     _______________________________________________

     (1) Includes amounts of base salary deferred at the election of the executive pursuant to the Company's 401(k) Savings Plan, a defined contribution plan.

     (2) The Stock Option Plan authorizes the issuance of SARs but no SARs were issued by the Company as of June 30, 1996.

     (3) All Other Compensation includes the following (i) Company contributions in fiscal 1997 in the following amounts to match amounts deferred pursuant to the Company's 401(k) Savings Plan: Mr. Richards $1,059, Mr. Grayson $2,370, Mr. Lewis $715, Mr. Morris $1,008, and Mr.
          Wickes $3,883.

     (4)  Represents $28,303 of reimbursed relocation allowance.

     (5) Includes one half of $206,000 severance payment paid in fiscal 1997. The balance was paid July 1, 1997. Mr. Grayson resigned December 31, 1996.

     (6) Represents $64,425 of ex-patriot expenses paid for residing abroad and $15,312 of reimbursed relocation allowance.

     (7)  Relocation allowance.

     (8) Includes car allowance of $10,209 and $326,000 of severance payment (660,000 Dutch guilders converted to dollars at current exchange rates). Mr. DeLatte resigned February 1, 1997.

     (9)  Mr. Wickes became an executive officer in May 1994.

     GRANTS OF OPTIONS AND STOCK APPRECIATION RIGHTS ("SARS")

          The following table sets forth details regarding stock options granted to the named executive officers listed in the Summary Compensation Table during the fiscal 1997. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The Company granted no SARs in fiscal 1997.


                                           OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                      INDIVIDUAL GRANTS
                                 ------------------------------------------------------------
                                                 PERCENT OF
                                                    TOTAL
                                                   OPTIONS/         EXERCISE                    POTENTIAL REALIZABLE VALUE
                                  OPTIONS/           SARS              OR                         AT ASSUMED ANNUAL RATE
                                    SARS          GRANTED TO          BASE                      OF STOCK PRICE  APPRECIATION
                                  GRANTED(1)     EMPLOYEES IN        PRICE         EXPIRATION      FOR OPTION TERM  (2)(3)
                                                                                                 ----------------------------
           NAME                     (#)          FISCAL YEAR         ($/SH)           DATE          5% ($)          10% ($)
-----------------------------    ---------       ------------       --------       ----------    -----------      -----------
J. Paul Grayson..............        ---               ---             ---              ---             ---              ---

Douglas  Richard.............     23,000              2.57%          $6.25          10-2-01          39,715           87,761

Jeffrey Lewis................      6,200               .69%          $6.25          10-2-01          10,706           23,657

Larry Morris.................    100,000             11.17%          $6.25          10-2-01         172,676          381,569

Grant Wickes.................     14,000              1.56%          $6.25          10-2-01          24,175           53,420

Herman DeLatte...............        ---               ---             ---              ---             ---              ---

John E. Dearborn.............     20,000              2.23%          $6.25          10-2-01          34,535           76,314

     ____________________________________

     (1) All of the options granted to executives were granted under the Company's Option Plan.

     (2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.

     (3) Options vest generally in increments of 25% annually. The options have a term of five years, unless they are exercised or expire upon certain circumstances set forth in the Stock Option Plan, including retirement, termination in the event of a change in control, death or disability.


EXERCISES OF OPTIONS AND SARS

          The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal 1997, and unexercised options held as of June 30, 1996. No SARs were exercised by the named executive officers during fiscal 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       FISCAL YEAR END OPTION/SAR VALUES

                    NUMBER                                     VALUE OF
                      OF                     NUMBER OF        UNEXERCISED
                    SHARES                  UNEXERCISED      IN-THE-MONEY
                   ACQUIRED                 OPTIONS/SARS     OPTIONS/SARS
                      ON                   AT FY-END (#)     AT FY-END ($)
                   EXERCISE     VALUE       EXERCISABLE/     EXERCISABLE/
      NAME           (#)      REALIZE ($)  UNEXERCISABLE   UNEXERCISABLE(1)
-----------------  ---------  -----------  --------------  -----------------
Douglas Richard.....      0       $ 0.00        0/63,000   $ 0.00/$83,000

J. Paul Grayson.....      0       $ 0.00               0   $            0

Jeffrey Lewis.......      0       $ 0.00       0/  6,200   $0.00/$  6,200

Larry Morris........      0       $ 0.00       0/100,000   $0.00/$100,000

Grant Wickes........  1,125       $5,391        0/41,812   $0.00/$ 21,773

Herman DeLatte......      0       $ 0.00               0   $            0

John Dearborn.......      0       $ 0.00     7,250/5,000   $ 6,000/$3,750

________________________________________________

(1) Values are stated based upon the closing price of $7.25 per share of the Company's common stock on the NASDAQ/NMS on June 30, 1997, the last trading day of fiscal 1997.

OPTION REPRICING

     The following table sets forth information with respect to both the named executive officers and all other executive officers as of June 30, 1997, concerning options which have been repriced from June 29, 1990 (the date the Company became a publicly-held company) through and including June 30, 1997. No SARs were repriced by the Company during that period.

                                   OPTION/SAR REPRICINGS
                                   ---------------------

                                                                       Exercise                  Length of
                                           Number     Market Price     Price at                   Original
                                             of        of Stock at       Time        New         Option Term
                                          Options/       Time of          of      Exercise       Remaining at
                              Date of       SARs        Repricing     Repricing     Price          Date of
      Name                    Repricing  Repriced(#)       ($)           ($)         ($)          Repricing
-----------------             ---------  -----------  -------------  -----------  ---------      ------------
Douglas Richard.............  2/12/97      40,000          $4.50       $16.00     20,000 @     4 years, 73 days
                                                                                  $4.50        4 years, 73 days
                                                                                  20,000 @
                                                                                  $6.00

J. Paul Grayson.............      N/A           0            N/A          N/A        N/A                N/A

Larry Morris................      ---         ---            ---          ---        ---                ---

Jeffrey Lewis...............      ---         ---            ---          ---        ---                ---

Grant Wickes................   4/1/94       1,000          $6.50       $ 7.75      $6.50       4 years, 175 days

Herman DeLatte                 4/1/94      60,000          $6.50       $ 9.00      $6.50   2 years, 198 days
                               4/1/94       2,500          $6.50       $ 8.00      $6.50   3 years, 135 days

John E. Dearborn               4/1/94       4,500          $6.50       $11.50      $6.50   1 year, 272 days

     See "Report on Stock Option Repricing" contained in "Report of the Compensation and Stock Option Committee on Executive Compensation."


EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PROVISIONS

     The Company has entered into agreements with John E. Dearborn, Robert Gutekunst, Jeffrey Lewis, Larry Morris, R. Edwin Pearce, Douglas Richard and Grant D. Wickes, which agreements provide for such officer's continued employment by the Company upon the occurrence of a Change in Control. These Agreements expire two years after the date of a Change in Control and require the Company to pay such officers, if their employment is terminated by (i) the Company without cause or (ii) such officer, as a result of a reduction in his respective base salary, potential earnings under a performance based bonus plan, any material employee benefit, or in the nature or scope of his respective duties, a sum equal to (i) one and one-half times Mr. Richard's highest base annual salary with the Company and (ii) one times Messrs. Dearborn's, Gutekunst's, Lewis', Morris', Pearce's and Wickes' highest base annual salary with the Company. Additionally, in the event such officer's employment with the Company is terminated under the circumstances described above following a Change in Control, they would also be entitled to the continuation of medical, dental, disability and life insurance benefits for a period of twelve months and the acceleration and/or immediate vesting of all stock options and restricted stock awards then outstanding. The Company also agreed to pay the moving and related expenses of Douglas Richard's relocation from Los Angeles, California to Dallas, Texas, and paid $28,303 in fiscal years 1997 and 1996.

COMPENSATION OF DIRECTORS

     For information on compensation paid to directors of the Company during fiscal 1997, see "Election of Directors."

                             CERTAIN TRANSACTIONS

     The Company entered into an agreement with Gregory A. Peters, former Chief Financial Officer and Treasurer, with respect to his voluntary resignation from the Company effective September 30, 1996. Under the terms of the severance agreement, Mr. Peters was paid his base salary and pro rata bonus through September 30, 1996, in consideration for assisting in the transition of the new Chief Financial Officer, and may thereafter provide continued consulting services to the Company on terms mutually agreed to, including compensation.

     The Company entered into a severance agreement with Herman DeLatte, former Senior Vice President/General Manager, Europe whereby he resigned his positions with the Company effective February 1, 1997. Under the terms of the severance agreement, Mr. DeLatte became eligible to receive severance benefits in the aggregate amount of 660,000 Dutch guilders ($326,000 at current exchange rates) paid upon exercise of the severance agreement, and may thereafter provide continued transitional assistance to the Company on terms mutually agreed, including compensation.

     The Company entered into an agreement with J. Paul Grayson, former Chairman of the Board and Chief Executive Officer, whereby he resigned his position with the Company effective December 31, 1996. Under the terms of the agreement, Mr. Grayson became eligible to receive severance benefits in the aggregate amount of $206,000 payable in two installments on April 25, 1997 and on July 1, 1997.

     During fiscal 1996, the Company made loans to the following officers and
directors of the Company:   J. Paul Grayson, Herman DeLatte and Gregory A.
Peters, each in the principal amount of $357,000, and Robert S. Miller in the principal amount of $86,000. The loans bore interest at the rate of 8.75% and were made for the purpose of financing the purchase of Common Stock of the Company. Each loan was refinanced during fiscal 1996 through bank loans that were guaranteed by the Company, each bearing interest at the bank's prime rate (8.25% at June 30, 1996) plus 0.5%. As of June 30, 1996, the Company had guaranteed $1,157,000 of such loans. Subsequent to June 30, 1996, the loans were repaid or other collateral was substituted for the Company's guarantee, thereby relieving the Company of all liability on its guarantee of such loans. During fiscal 1997, the Company loaned Seymour Merrin the principal amount of $99,149 at an interest rate of 8.75%, which has been repaid to the Company.


                        REPORT OF THE COMPENSATION AND
               STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company has a combined Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee") which is composed of all of the Company's non-employee directors, Messrs. Eugene P. Beard, David S. Gergacz, Robert Kamerschen, Seymour Merrin and Robert S. Miller. The Committee is responsible for setting the salary of the President and Chief Executive Officer of the Company, recommending to the full Board of Directors compensation arrangements for the President and Chief Executive Officer and advising the President and Chief Executive Officer on compensation for other key executives. All recommendations relating to awards of stock options and restricted stock to the Company's executive officers are reviewed by, and subject to the approval of the Committee.

COMPENSATION POLICIES

     The Company's executive compensation policies, endorsed by the Committee, are designed to provide competitive levels of compensation that integrate pay with the Company's performance goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The orientation of executive compensation policies toward Company and divisional performance has been accomplished by the utilization of various performance criteria.

     Compensation is individually set for each executive officer from among a set of components. The primary components of compensation currently being utilized are salary, performance bonuses, stock option grants and, in a limited number of cases, restricted stock grants. In determining compensation for each executive officer and the Chief Executive Officer, the Committee does not attribute a specific basis for each component, but rather the Committee's determination focuses on the total compensation package. The Committee believes that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Therefore, the Company has utilized stock-based compensation arrangements in the Company's compensation packages for most of its executive officers.

     The Company also has adopted certain broad-based employee benefit plans in which executive officers are eligible to participate. In addition, the Company has entered into employment and/or change in control agreements with various key executives. See "Employment Contracts" for the named executive officers as described in this Proxy Statement.

     The Committee has not yet had to consider the possible effect on the Company's compensation policies of the treatment, under the federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual executive officer as no individual executive officer received annual compensation exceeding $1 million in fiscal 1997.

RELATIONSHIP OF COMPANY PERFORMANCE TO EXECUTIVE COMPENSATION

     Compensation paid to the Company's named executive officers in fiscal 1997, as reflected in the Summary Compensation Table, consisted primarily of base salary, performance bonuses and stock option grants.

     The Company utilizes an annual competitive pay analysis of software companies compiled by an independent nationally recognized compensation and benefits consulting firm (the "Independent Consultant"), as well as measurements of both corporate and individual performance in setting combined compensation for its executive officers. The software companies compiled by the independent consultant include some, but not all of the companies contained in the Media General Peer Group SIC Code 7372 Index (see "Stock Performance Graph"). The Company utilized the competitive pay analysis to determine combined compensation levels for its executive officers. The Committee believes that the compensation paid to the Company's executive officers and Chief Executive Officer falls within the median of the companies represented in the competitive pay analysis utilized. The amount of the performance bonus earned by some executive officers is based on measures of corporate performance, such as target versus actual consolidated quarterly earnings, annual sales and pre-tax income of the business unit for which the executive officer is responsible. Subjective considerations of individual performance are also considered in establishing base salaries and, to various extents, performance bonuses, including the executive officer's initiative and contribution to overall corporate performance, the executive officer's managerial performance and the executive officer's successful accomplishment of any special projects. In determining the number of stock option grants to make to the executive officers (other than the Company's Chief Executive Officer), the Committee takes into account the number of stock options and restricted stock awards presently held by each individual, as well as the exercise price of such stock options.

     Individual performance and experience, as well as the Company's operating performance and the attainment of financial and strategic objectives had an important effect on compensation earned for fiscal 1997 by several of the Company's named executive officers under their performance bonus plans. Under these plans, if various goals were not satisfied, no performance bonus would be payable. If various goals were satisfied, performance criteria would then determine the amount of the bonus earned. When corporate goals are satisfied, performance bonuses were earned by the Company's executive officers. The amount of any performance bonus earned is equivalent to the number of performance goals satisfied, such that the more goals that are satisfied by an executive officer, the larger the performance bonus earned. The Committee subjectively determined that various criteria for fiscal 1997 satisfied the goals (described above) established for certain key executive officers and bonuses were thus paid to these executive officers.

REPORT ON STOCK OPTION REPRICING

     During Fiscal 1997, the Stock Option Committee repriced certain options held by Douglas Richard, President and Chief Executive Officer. The Stock Option Committee believed that before such repricing, the exercise price for such options was so significantly above the market value of the underlying Common Stock that such options did not represent a meaningful incentive to Mr. Richard. The new exercise price for such options was the fair market value of the Common Stock for 20,000 shares on the date of the repricing and $6.00 for 20,000 additional shares, representing $1.50 over fair market value at the date of repricing.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Richard receives an annual salary and is eligible to receive a performance bonus. The Committee's general approach in setting Mr. Richard's annual compensation is to set compensation levels in accordance with the policies set forth in this report. Specifically, the Committee's objective is to correlate Mr. Richard's compensation with the performance of the Company, while seeking to keep his compensation competitive with that provided by comparable companies.

COMPENSATION COMMITTEE:             STOCK OPTION COMMITTEE:

Eugene P. Beard                     Eugene P. Beard
Robert Kamerschen                   Robert Kamerschen
Seymour Merrin                      Seymour Merrin
Robert S. Miller                    Robert S. Miller
David S. Gergacz                    David S. Gergacz


                            STOCK PERFORMANCE GRAPH


   The graph below compares the five-year cumulative return of the Company's Common Stock with the Media General Peer Group SIC Code 7372 Index (Prepackaged Software Companies) and the NASDAQ-NMS Index from July 1, 1992 to June 30, 1997.

                             [GRAPH APPEARS HERE]

             June 1992  June 1993  June 1994  June 1995  June 1996  June 1997
             ---------  ---------  ---------  ---------  ---------  ---------
MICROGRAFX      100.00  $   35.94  $   40.63  $   62.34  $   91.41  $   45.31
INDUSTRY        100.00  $  132.26  $  145.01  $  246.64  $  322.24  $  450.06
BROAD MARKET    100.00  $  122.76  $  134.61  $  157.68  $  198.73  $  239.40

   (Assumes $100 invested on July 1, 1992 and that dividends are reinvested.)

     Upon request and without charge, the Company will provide shareholders with a list of the companies included in the Media General Peer Group SIC Code 7372 Index.

                                OTHER BUSINESS

     Management knows of no business other than that previously disclosed herein that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy, if authorized to do so by the proxy, to vote the shares covered by such proxy as in their discretion they may deem advisable.


                           PROPOSALS OF SHAREHOLDERS

     All proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of Micrografx must be received by Micrografx at its principal executive offices on or before June 1, 1998, for inclusion in the Company's Proxy Statement relating to that meeting.


                                    GENERAL

     The information contained in this Proxy Statement in the sections entitled "Report of Compensation Committee and Stock Option Committee on Executive Compensation" and "Stock Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.


                                    By Order of the Board of Directors



                                    R. Edwin Pearce
                                    Secretary

September 24, 1997
Richardson, Texas

--------------------------------------------------------------------------------

  PROXY                                                                   PROXY
                               MICROGRAFX, INC.
                             1303 E. ARAPAHO ROAD
                           RICHARDSON, TEXAS 75081
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Russell E. Hogg and R. Edwin Pearce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of Micrografx, Inc. (the "Company"), held of record by the undersigned on September 12, 1997, at the Annual Meeting of Shareholders of the Company to be held on November 4, 1997, and any adjournment(s) thereof.

  1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE NEXT ANNUAL ELECTION OF DIRECTORS BY SHAREHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

  Eugene P. Beard             Robert Kamerschen             Douglas Richard
  Russell E. Hogg             Seymour Merrin


 PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.

                                      (To be dated and signed on reserve side.)

-------------------------------------------------------------------------------

                               MICROGRAFX, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.     [_]


[                                                                              ]

                                                                          All
  1. Election of Directors (see reverse)               For     Withhold  Except

  ____________________________________________         [_]       [_]      [_]
        (Except Nominee(s) written above)


  2. Proposal to approve and adopt the amendment       For     Against  Abstain
     to the Micrografx, Inc. 1995 Incentive and
     Nonstatutory Stock Option Plan.                   [_]       [_]      [_]







THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2, 3, 4 AND 5, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 6.



3. Proposal to approve and adopt the amendment
   to the Micrografx, Inc. Employee Stock Purchase     For     Against   Abstain
   Plan.
                                                       [_]       [_]      [_]


4. Proposal to approve and adopt the amendments        For     Against   Abstain
   to the Micrografx, Inc. 1995 Director Stock
   Option Plan.                                        [_]       [_]      [_]


5. Proposal to ratify the appointment by the
   Board of Directors of Ernst & Young LLP as          For     Against   Abstain
   independent public accountants for the Company
   for the fiscal year ending June 30, 1998.           [_]       [_]      [_]


6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated: ___________________________________________________________________, 1997

________________________________________________________________________________
                                   Signature

________________________________________________________________________________
                          Signature, If Held Jointly

Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.